Exhibit 99.1

Finch Therapeutics Reports First Quarter 2021 Financial Results and Provides Business Updates

•	Completed upsized IPO, raising $130.8 million in gross proceeds
•	Topline safety and efficacy data from more than 130 recurrent CDI patients treated with CP101 in PRISM-EXT expected in H2 2021
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Strengthened leadership team with the appointment of Susan E. Graf to Board of Directors, Michelle Rose, PhD, as Chief Regulatory Officer, David Pugatch, MD, as Vice President of Clinical Development, and Joseph Vittiglio, JD, as General Counsel

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Initiation of Phase 3 trial of CP101 for recurrent CDI and Phase 1 trial of CP101 for chronic hepatitis B virus expected in mid-2021; initiation of Phase 1 trial of FIN-211 in autism expected in H2 2021

SOMERVILLE, Mass., May 13, 2021 (GLOBE NEWSWIRE) -- Finch Therapeutics Group, Inc. (“Finch” or the “Company”) (Nasdaq: FNCH), a clinical-stage microbiome therapeutics company leveraging its Human-First Discovery platform to develop a novel class of orally administered biological drugs, today reported financial results for the quarter ended March 31, 2021 and provided a business update.

“With our successful IPO in March, we are well positioned to continue advancing the development of this novel class of therapeutics,” said Mark Smith, PhD, Chief Executive Officer of Finch Therapeutics. “Building on the positive topline Phase 2 data from our lead candidate in recurrent C. difficile, we look forward to reading out additional data and initiating a Phase 3 trial in recurrent C. difficile this year. We also anticipate initiating our Phase 1 trials in autism and chronic hepatitis B this year, laying the foundation for readouts in 2022 that we believe will further demonstrate the breadth of our microbiome therapeutics platform.”

Recent Highlights

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Completed Upsized IPO: In March 2021, Finch closed its upsized initial public offering and listed on Nasdaq. Gross proceeds to Finch from the offering were approximately $130.8 million, with the partial exercise in April 2021 of the overallotment option to purchase additional shares of common stock by the underwriters.

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Strengthened Team with Appointment of Four Additional Biotech Leaders: Finch appointed Susan E. Graf to its Board of Directors in April 2021. Additionally, Finch appointed Michelle Rose, PhD, as Chief Regulatory Officer in February 2021, David Pugatch, MD, as Vice President of Clinical Development in January 2021, and Joseph Vittiglio, JD, as General Counsel in December 2020.

Key Anticipated Upcoming Milestones

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Topline readout from PRISM-EXT, an open-label study evaluating the safety and efficacy of CP101 for recurrent C. difficile infection (CDI) is anticipated in the second half of 2021. Both 8-week and 6-month efficacy data are expected from more than 130 patients treated with CP101, comprising the largest clinical dataset generated with CP101 to date. This readout is expected to provide additional visibility into the safety, efficacy and durability of response for CP101 in recurrent CDI.

•	Initiation of a Phase 3 trial as Finch’s second pivotal trial of CP101 for recurrent CDI is expected in mid-2021.

•	Initiation of Phase 1 trial of CP101 in chronic hepatitis B virus (HBV) is expected in mid-2021, with topline data anticipated in the second half of 2022.
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Advancing FIN-211, a new enriched consortia product candidate, into the clinic with initiation of a Phase 1 trial in children with autism spectrum disorder (ASD) and gastrointestinal symptoms expected in the second half of 2021, with topline data anticipated in the second half of 2022.

First Quarter 2021 Financial Results

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Finch reported a net loss of $14.0 million for the first quarter of 2021 as compared to a net loss of $7.9 million for the same period in 2020. The increase in net loss for the first quarter was largely due to increased research and development expenses, as well as increased costs related to the infrastructure needed to support Finch’s growth.

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Research and development expenses for the first quarter of 2021 were $13.0 million, compared with $7.4 million for the same period in 2020. The increase was primarily due to an increase in costs related to personnel costs, with a focus on further developing Finch’s manufacturing capabilities and efforts towards early asset discovery work. Increases were also due to expansion and development of Finch’s chronic HBV and ASD programs.

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General and administrative expenses for the first quarter of 2021 were $4.6 million, as compared with $2.3 million for the same period in 2020. The increase was primarily due to increased headcount to support Finch’s operational growth and an increase in professional fees to support Finch’s transition to a public company.

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Finch’s cash and cash equivalents as of March 31, 2021 was $193.0 million compared to $99.7 million as of December 31, 2020. Finch expects that the cash and cash equivalents it had on hand at March 31, 2021 will be sufficient to fund operating expenses and capital expenditures into mid-2023.

About Finch Therapeutics

Finch Therapeutics is a clinical-stage microbiome therapeutics company leveraging its Human-First Discovery® platform to develop a novel class of orally administered biological drugs. With the capabilities to develop both complete and targeted microbiome therapeutics, Finch is advancing a rich pipeline of candidates designed to address a wide range of unmet medical needs. Finch’s lead candidate, CP101, is in late-stage clinical development for the prevention of recurrent C. difficile infection (CDI), and has received Breakthrough Therapy and Fast Track designations from the U.S. Food and Drug Administration. In June 2020, Finch announced that CP101 met its primary efficacy endpoint in PRISM3, the first of two pivotal trials to support the development of CP101 for the prevention of recurrent CDI. Finch plans to initiate a Phase 3 trial, referred to as PRISM4, as its second pivotal trial of CP101 for recurrent CDI. Finch is also developing CP101 for the treatment of chronic hepatitis B virus, and FIN-211 for the treatment of the gastrointestinal and behavioral symptoms of autism spectrum disorder. In partnership with Takeda, Finch is advancing FIN-524 and FIN-525 for the treatment of ulcerative colitis and Crohn’s disease, respectively.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding: the initiation and timing of Finch’s clinical trials and the period during which the results of the trial will be available including specifically the initiation of a Phase 3 trial in recurrent C. difficile and Phase 1 trials in autism and chronic hepatitis B; Finch’s ability to advance the development of a novel class of therapeutics; Finch’s ability to demonstrate the breadth of its microbiome therapeutics platform; the therapeutic value, development, and commercial potential of microbiome therapeutics and Finch’s expected cash runway. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Finch’s limited operating history and historical losses; Finch’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Finch’s dependence on the success of its lead product candidate, CP101; Finch may be delayed in initiating, enrolling or completing any clinical trials; results of clinical trials may not be sufficient to satisfy regulatory authorities to approve CP101 as a treatment for recurrent C. difficile or other indication (or they may request additional trials or additional information); the potential that clinical trials may not be indicative of final or future results from later stage or larger clinical trials (or in broader patient populations once the product is approved for use by regulatory agencies); CP101 may not generate the expected benefits to patients that are anticipated; anticipated regulatory approvals may be delayed or refused; the potential that CP101 clinical trial results may not be favorable or may not support registration or further development; competition from third parties that are developing products for similar uses; Finch’s intellectual property position; Finch’s ability to qualify and scale its manufacturing capabilities in anticipation of commencement of multiple global clinical trials; Finch’s dependence on third parties in connection with manufacturing, clinical trials and preclinical studies; and risks relating to the impact and duration of the COVID-19 pandemic on Finch’s business. These and other risks are described more fully in Finch’s filings with the Securities and Exchange Commission (“SEC”), including the section titled “Risk Factors” in Finch’s final prospectus dated March 18, 2021 filed with the SEC pursuant to Rule 424(b)(4) on March 22, 2021, as well as discussions of potential risks, uncertainties, and other important factors Finch’s subsequent filings with the SEC. All forward-looking statements contained in this presentation speak only as of the date on which they were made. Except to the extent required by law, Finch undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Human-First Discovery® is a registered trademark of Finch Therapeutics Group, Inc.

Media Contact:
Gabriella Linville-Engler
media@finchtherapeutics.com

Investor Contact:
Greg Perry
ir@finchtherapeutics.com

Finch Therapeutics Group, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	THREE MONTHS ENDED MARCH 31,
	2021	2020
Revenue:
Collaboration revenue	$3,553	$1,612
Other revenue	—	180
Total revenue	3,553	1,792
Operating expenses:
Research and development	12,975	7,397
General and administrative	4,552	2,258
Total operating expenses	17,527	9,655
Loss from operations	(13,974)	(7,863)
Other expense	(7)	(38)
Net loss	$(13,981)	$(7,901)
Net loss per share attributable to common stockholders—basic and diluted	$(1.00)	$(1.00)
Weighted-average common stock outstanding—basic and diluted	14,033,273	7,867,230

Finch Therapeutics Group, Inc.

Condensed Consolidated Balance Sheet Data (Unaudited)

(in thousands)

	MARCH 31, 2021	DECEMBER 31, 2020
Assets:
Cash and cash equivalents	$193,023	$99,710
Other assets	72,928	65,628
Total assets	$265,951	$165,338
Liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)
Liabilities	26,494	28,002
Redeemable convertible preferred stock	—	233,054
Stockholders' equity (deficit)	239,457	(95,718)
Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$265,951	$165,338